UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2014 (May 13, 2014)

 Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

(303) 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014, Array BioPharma announced the appointment of Nicholas A. Saccomano, Ph.D., as Chief Scientific Officer of Array BioPharma, whose employment with Array will commence on May 30, 2014. Dr. Saccomano, 55, has 30 years of experience in pharmaceutical and biotechnology research and development, with expertise in discovery research, clinical development, portfolio strategy, technology and clinical candidate licensing, and scientific partnering. Dr. Saccomano most recently served as Chief Technology Officer at SomaLogic, Inc., headquartered in Boulder, Colorado, from January 2010 to May 2014 and as a consultant for SomaLogic from June 2009 to December 2009, and as Chief Scientific Officer at Bend Research Inc., headquartered in Bend, Oregon, from May 2008 to December 2008, and as a consultant for Bend Research from January 2009 to December 2009 and continued on their board of directors until October 2013. Dr. Saccomano also held positions of increasing responsibility at Pfizer, Inc. from December 1984 to May 2008, including Senior Vice President in the R&D organization and Vice President of Discovery Technology. As head of discovery technology, he managed and developed a diverse set of enabling technologies used broadly across the drug discovery pipeline. During his tenure at Pfizer, he also directed medicinal sciences, drug discovery and strategic alliances. Dr. Saccomano obtained his Ph.D. in chemistry from Columbia University under the direction of Professor Gilbert Stork.
Pursuant to the terms of an employment agreement entered into between Dr. Saccomano and Array dated May 13, 2014, Dr. Saccomano will receive an initial annual base salary of $345,000, subject to periodic adjustment agreed to by Dr. Saccomano and Array. Dr. Saccomano will also be entitled to receive a performance bonus for each fiscal year beginning in fiscal 2014 based on Array’s performance against criteria established by the Compensation Committee of the Board of Directors under Array’s annual Performance Bonus Plan. Dr. Saccomano’s performance bonus is targeted at 35% of his then effective base salary. Dr. Saccomano will be entitled to participate in Array’s standard health and fringe benefits available to employees generally.

Array has also agreed to grant Dr. Saccomano stock options to purchase 200,000 shares of Array’s common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The options will vest in four equal annual installments commencing May 30, 2015 and be subject to the other terms of Array’s Amended and Restated Stock Option and Incentive Plan and Array’s form Stock Option Agreement to be entered into between Array and Dr. Saccomano. The vesting of Dr. Saccomano’s options will be accelerated in full if his employment terminates as a result of his death. In addition, any unvested options schedule to vest in the year of a termination of Dr. Saccomano’s employment agreement will vest if the termination is (i) by Array without cause or (ii) as a result of Dr. Saccomano’s disability. In addition, if Dr. Saccomano’s employment agreement is terminated by Array without cause within three months prior to or 12 months following a change in control of Array, all unvested options will immediately vest.

Dr. Saccomano will also be entitled to receive severance equal to one year of his then current base salary if the employment agreement is terminated (i) by Array without cause or (ii) as a result of Dr. Saccomano’s disability. The severance payment, and related option acceleration described above, is conditioned upon Dr. Saccomano executing a satisfactory release in favor of Array and his continued compliance with the terms of his Noncompete Agreement and Confidentiality and Inventions Agreement with Array.

Dr. Saccomano’s employment agreement has a term of two years commencing May 30, 2014 and will thereafter renew automatically for additional one-year terms unless either party gives notice to the other party of its or his intent not to renew the agreement within 60 days of expiration of the then effective term.

Dr. Saccomano also entered into a Noncompete Agreement with Array pursuant to which, during his employment and for a 12-month period after termination of his employment for any reason, he has agreed not to engage in certain competing activities within a 50 mile radius of any area where Array is doing business at the time of such termination and not to solicit Array’s employees or customers. Dr. Soccomano also entered into Array’s standard Confidentiality and Inventions Agreement.

The foregoing description of the material terms of Dr. Saccomano’s employment agreement is qualified in its entirety by the terms of the employment agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ending June 30, 2014. A copy of the press release announcing Dr. Saccomano’s appointment, as well as the appointment of Robert E. Winkler, M.D., as Vice President of Clinical Research and Development, is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release announcing key additions to scientific leadership

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2014	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing key additions to scientific leadership